EXHIBIT 8

[VSSP LETTERHEAD]

July 26, 2005

Rurban Financial Corp.

401 Clinton Street

P.O. Box 467

Defiance, Ohio 43512

Exchange Bancshares, Inc.

237 Main Street

P.O. Box 177

Luckey, Ohio 43443

Ladies and Gentlemen:

You have requested our opinion as to the material United States federal income tax consequences of the merger (the “Merger”) of Exchange Bancshares, Inc., an Ohio corporation (“Exchange”), with and into Rurban Financial Corp., an Ohio corporation (“Rurban”), pursuant to the Agreement and Plan of Merger, dated as of April 13, 2005 (the “Agreement”), by and between Exchange and Rurban. All capitalized terms used herein, unless otherwise specified, have the meanings assigned to them in the Agreement.

In rendering this opinion, we have examined the originals or certified, conformed, or reproduction copies of, and have relied upon the accuracy of, without independent verification or investigation, (i) the Agreement, (ii) the statements and representations contained in (a) the Certificate of Representations of Exchange, executed by a duly authorized officer of Exchange and dated as of the date hereof, and (b) the Certificate of Representations of Rurban, executed by a duly authorized officer of Rurban and dated as of the date hereof (collectively, the “Certificates”), (iii) the Registration Statement of Rurban on Form S-4 and the proxy statement/prospectus of Rurban included therein filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and (iv) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In connection with our review of the Agreement, the Certificates, the Registration Statement, and the other documents referenced above, we have assumed the genuineness of all signatures, the authenticity of all items submitted to us as originals, the uniformity with authentic

Rurban Financial Corp.

Exchange Bancshares, Inc.

July 26, 2005

originals of all items submitted to us as copies, and the conformity to final versions of all items submitted to us in draft version. We also have assumed, without independent verification or investigation, that (i) we have been provided with true, correct, and complete copies of all such documents, (ii) none of such documents has been amended or modified, (iii) all such documents are in full force and effect in accordance with the terms thereof, (iv) there are no other documents which affect the opinion hereinafter set forth, and (v) the documents reviewed by us reflect the entire agreement of the parties thereto with respect to the subject matter thereof. In addition, we assume that all representations made to the knowledge of any person or entity or with similar qualification are true and correct as if made without such qualification and that neither Exchange nor Rurban will notify us at or before the Effective Time that the statements and representations made in the Certificates are no longer complete and accurate. Finally, we assume that any holder of Exchange Shares (as defined below) that has asserted, as of the Effective Time, dissenters’ rights will receive, pursuant to statutory procedures, an amount per Exchange Share that will not exceed the “Per Share Cash Consideration” (which, for purposes of this opinion, means a cash amount equal to $22.00, subject to adjustment pursuant to the terms of the Agreement for certain decreases in the Adjusted Exchange Equity).

Our opinion is based on the understanding that the relevant facts are, and will be as of the Effective Time, as set forth in this letter. If this understanding is incorrect or incomplete in any respect, our opinion may be affected. Our opinion also is based on the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Department regulations promulgated thereunder, case law, and rulings of the Internal Revenue Service (the “Service”) as they now exist. These authorities are all subject to change, and such change may be made with retroactive effect. We can give no assurance that, after any such change, our opinion would not be different. Our opinion is not binding on the Service or the courts, and no ruling has been, or will be, requested from the Service as to any federal income tax consequence described below.

DESCRIPTION OF THE MERGER

The Merger shall become effective upon the filing of the appropriate certificate of merger with the Ohio Secretary of State, or such time thereafter as is agreed to in writing by Rurban and Exchange and so provided in the certificate of merger filed with the Ohio Secretary of State. As a result of the Merger, Rurban will be the surviving corporation, and the separate corporate existence of Exchange will cease.

As of April 13, 2005, the authorized capital stock of Exchange consisted of 750,000 shares of common stock, par value $5.00 per share, of which 586,644 shares were issued and outstanding (such shares of Exchange common stock are referred to hereinafter as “Exchange Shares”), and 750 preferred shares, par value $25.00 per share, none of which was outstanding. As of April 13, 2005, the authorized capital stock of Rurban consisted of 10,000,000 shares of common stock, without par value, of which 4,575,702 shares were issued and outstanding and 7,214 shares were held in treasury (such shares of Rurban common stock are referred to hereinafter as “Rurban Shares”).

Rurban Financial Corp.

Exchange Bancshares, Inc.

July 26, 2005

At the Effective Time, each Exchange Share issued and outstanding immediately prior to the Effective Time (other than Exchange Shares to be canceled or converted to treasury shares of the Surviving Corporation in accordance with the Agreement and Exchange Dissenting Shares) will, at the election of each holder of such Exchange Shares, be converted into the right to receive either: (i) the number of Rurban Shares that is equal to the Exchange Ratio (the “Per Share Stock Consideration”), or (ii) the Per Share Cash Consideration. Any Exchange Shares with respect to which the holder thereof owns one hundred (100) or fewer Exchange Shares of record as of the Election Deadline will be converted into the right to receive the Per Share Cash Consideration (i.e., no such Exchange Shares will be converted into Rurban Shares).

All Exchange Shares held by Exchange as treasury stock will be canceled and retired at the Effective Time, and no consideration will be issued in exchange therefor. All Exchange Shares, if any, that are beneficially owned by Rurban, upon conversion into Rurban Shares, will become treasury shares of the Surviving Corporation. No certificate or scrip representing fractional Rurban Shares will be issued in the Merger. In lieu thereof, each holder of Exchange Shares who otherwise would be entitled to receive a fractional Rurban Share will receive an amount of cash equal to the product obtained by multiplying: (a) the fractional Rurban Share interest to which such holder (after taking into account all Exchange Shares held at the Effective Time by such holder) otherwise would be entitled, by (b) $14.15.

Although the holders of Exchange Shares have the right to elect the type of consideration they wish to receive pursuant to the Merger, the distribution of the consideration to holders of Exchange Shares is subject to certain overall restrictions. In general, the Agreement fixes the aggregate cash consideration to be received by the holders of Exchange Shares (including cash to be received (i) by holders of Exchange Shares who elect to receive the Per Share Cash Consideration, (ii) in lieu of fractional Rurban shares, (iii) by holders of Exchange Shares seeking relief as dissenting shareholders, and (iv) by holders of one hundred (100) or fewer Exchange Shares) pursuant to the Merger at an amount equal to the Per Share Cash Consideration multiplied by 50% of the number of Exchange Shares (excluding any of Exchange’s treasury shares or Exchange Shares owned by Rurban) outstanding at the Effective Time.

The Agreement states that the “Exchange Ratio” will be 1.555 Rurban Shares to each Exchange Share, subject to certain possible adjustments. If the Rurban Reference Price is greater than $16.27, the Exchange Ratio shall be adjusted to equal (i) 115% of the Per Share Cash Consideration, divided by (ii) the Rurban Reference Price. If Exchange elects to exercise the Exchange Walkaway Right (because the Rurban Reference Price is less than $12.02 and also has declined as a percentage of $14.15 by more than 15% from the decline (if any) in the SNL

Rurban Financial Corp.

Exchange Bancshares, Inc.

July 26, 2005

Bank Index during the specified period), and Rurban timely provides a Top-Up Notice, then the Exchange Ratio shall be adjusted so that the product of the Exchange Ratio multiplied by the Rurban Reference Price is equal to 85% of the Per Share Cash Consideration.

In addition, the Agreement provides that in the event that, at the last day of the month preceding the Closing Date, the Adjusted Exchange Equity is less than $8,100,000, the Aggregate Consideration shall be reduced by an amount equal to 150% of the difference between (i) the amount of the Adjusted Exchange Equity as of such date, and (ii) $8,100,000. As a result of this Consideration Adjustment (a) the amount of the Per Share Cash Consideration shall be reduced by the amount of the Consideration Adjustment divided by the number of issued and outstanding Exchange Shares immediately prior to the Effective Time, and (b) the Exchange Ratio shall be reduced to an amount equal to the Per Share Cash Consideration (as adjusted), divided by $14.15.

Finally, in the event that, based upon the closing price of the Rurban Shares as reported on Nasdaq on the trading day immediately preceding the Effective Time, the Aggregate Stock Consideration would be less than 40% of the Aggregate Consideration, then Rurban shall increase the Exchange Ratio so that the Aggregate Stock Consideration, as determined based upon the closing price of the Rurban Shares as reported on Nasdaq on the trading day immediately preceding the Effective Time, is equal to at least 40% of the Aggregate Consideration. The Agreement provides that Rurban has the right to terminate the Agreement if this increase in the Exchange Ratio is triggered.

OPINION

Based upon the foregoing, we are of the opinion that, under current law:

1. The Merger will be a reorganization within the meaning of Section 368(a)(1)(A) of the Code. Exchange and Rurban each will be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

2. No gain or loss will be recognized by Exchange or Rurban as a result of the Merger.

3. The tax basis of the assets of Exchange in the hands of Rurban will be the same as the tax basis of such assets in the hands of Exchange immediately prior to the Merger.

4. The holding period of the assets of Exchange to be received by Rurban will include the period during which such assets were held by Exchange.

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Exchange Bancshares, Inc.

July 26, 2005

5. An Exchange shareholder receiving solely Rurban Shares in exchange for such shareholder’s Exchange Shares (not including any cash received in lieu of fractional Rurban Shares) will recognize no gain or loss upon the receipt of such Rurban Shares.

6. An Exchange shareholder receiving solely cash in exchange for such shareholder’s Exchange Shares (as a result of such shareholder’s dissent to the Merger, ownership of one hundred (100) or fewer Exchange Shares, or an election to receive cash consideration) will recognize gain or loss as if such shareholder had received such cash as a distribution in redemption of such shareholder’s Exchange Shares, subject to the provisions and limitations of Section 302 of the Code.

7. An Exchange shareholder receiving both cash and Rurban Shares in exchange for such shareholder’s Exchange Shares (not including any cash received in lieu of fractional Rurban Shares) will recognize gain, but not loss, in an amount not to exceed the amount of cash received (excluding cash received in lieu of fractional Rurban Shares). For purposes of determining the character of this gain, such Exchange shareholder will be treated as having received only Rurban Shares in exchange for such shareholder’s Exchange Shares and as having redeemed immediately a portion of such Rurban Shares for the cash received (excluding cash received in lieu of fractional Rurban Shares). Unless the redemption is treated as a dividend under the principles of Section 302(d) of the Code (to the extent of such shareholder’s ratable share of the undistributed earnings and profits of Exchange), the gain will be capital gain if the Exchange Shares are held by such shareholder as a capital asset at the time of the Merger.

8. An Exchange shareholder receiving cash in lieu of fractional Rurban Shares will recognize gain or loss as if such fractional Rurban Shares were distributed as part of the Merger and then redeemed by Rurban, subject to the provisions and limitations of Section 302 of the Code.

9. The aggregate tax basis of Rurban Shares received by an Exchange shareholder in the Merger (including fractional Rurban Shares, if any, deemed to be issued and redeemed by Rurban) generally will be equal to the aggregate tax basis of the Exchange Shares surrendered in the Merger, reduced by the amount of cash received by the shareholder in the Merger (excluding cash received in lieu of fractional Rurban Shares), and increased by the amount of gain recognized by the shareholder in the Merger (including any portion of the gain that is treated as a dividend, but excluding any gain or loss resulting from the deemed issuance and redemption of fractional Rurban Shares).

10. The holding period of the Rurban Shares received by an Exchange shareholder will include the period during which the Exchange Shares surrendered in exchange therefor were held, provided the Exchange Shares are a capital asset in the hands of the Exchange shareholder at the time of the Merger.

Rurban Financial Corp.

Exchange Bancshares, Inc.

July 26, 2005

*    *    *

Our opinion is limited to the foregoing federal income tax consequences of the Merger, which are the only matters as to which you have requested our opinion. We do not address any other federal income tax consequences of the Merger or other matters of federal law and have not considered matters (including state or local tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States. Furthermore, our opinion does not address any federal income tax consequences of the Merger that may be relevant to an Exchange shareholder in light of that shareholder’s particular status or circumstances, including, without limitation, Exchange shareholders that are: (i) foreign persons, (ii) insurance companies, (iii) financial institutions, (iv) tax-exempt entities, (v) retirement plans, (vi) dealers in securities, (vii) persons subject to the alternative minimum tax, (viii) persons whose Exchange Shares were acquired pursuant to the exercise of employee stock options or otherwise as compensation, (ix) persons who receive Rurban Shares other than in exchange for Exchange Shares, (x) persons who hold Rurban Shares as part of a hedge, straddle, constructive sale, conversion transaction, or other integrated investment, (xi) trusts, (xii) mutual funds, (xiii) traders in securities who elect to apply a mark-to-market method of accounting, (xiv) pass-through entities and investors in such entities, and (xv) persons who have a functional currency other than the U.S. dollar. We undertake no responsibility to update this opinion.

The opinion expressed herein is furnished specifically for you and your shareholders, and may not be relied upon, assigned, quoted, or otherwise used in any manner or for any purpose by any other person or entity without our specific prior written consent. Notwithstanding the preceding sentence, we hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references to our firm in the Registration Statement under the captions “The merger—Material federal income tax consequences,” and “Legal matters.” In giving such consent, we do not thereby admit that we fall within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Respectfully,

/s/ Vorys, Sater, Seymour and Pease LLP

VORYS, SATER, SEYMOUR AND PEASE LLP